Exhibit 10.2

FIRST AMENDMENT TO THE PROFESSIONAL SERVICES AGREEMENT

BETWEEN GREENWOOD HALL AND CONCORDIA UNIVERSITY

THIS FIRST AMENDMENT TO THE AGREEMENT FOR PROFESSIONAL SERVICES (the “Amendment”) is entered into by and between Concordia University (“Concordia”) and PCS Link, Inc. d/b/a Greenwood Hall, a California corporation (“Greenwood Hall”), and is effective as of the 24th day of February, 2017 (“Effective Date”).

WHEREAS, Concordia and Greenwood Hall are parties (collectively referred to as “Parties”) to the Professional Services Agreement dated 16 March 2016 (the “Agreement”);

WHEREAS, based on certain conditions being met, the Parties have determined it to be advantageous for their respective interests to terminate the Agreement in advance of the Agreement’s current Initial Term;

WHEREAS, the Parties are committed to maintaining an amicable business relationship moving forward and a reasonable transition of services currently provided by Greenwood Hall and;

WHEREAS, the parties have agreed to amend the terms of the Agreement in accordance with the terms of this Amendment;

NOW THEREFORE, in consideration of the premises and covenants set forth below, the parties agree as follows.

1.	Term. The Initial Term of the Agreement shall be changed to end on 31 March 2017.

2.	Program Marketing/Marketing Services. As of 24 February 2017, Greenwood Hall shall no longer be responsible for and/or required to provide Program Marketing, Lead Generation, and/or Marketing Services as outlined in Section 3.14 and all applicable exhibits of the Agreement.

3.	Recruitment and Pre-Enrollment Services. As of 28 February 2017, Greenwood Hall shall no longer be responsible for and/or required to provide Recruitment, Pre-Enrollment, and Enrollment Management Services, as outlined in the Agreement and all applicable exhibits of the Agreement. Greenwood Hall will refer any Concordia leads, inquiry, applicant, or student who contacts Greenwood Hall to all of the following: 503-280-8501,1-800-321-9371, and cu-admission@cu-portland.edu.

4.	Client Support. Greenwood Hall shall provide Concordia with limited advisory and support services (“Client Support”) through 22 March 2017. Client Support shall be limited to general advisory support relating specifically to Recruitment, Enrollment Management, and Pre-Enrollment services rendered by Greenwood Hall prior to 23 February 2017. Concordia acknowledges and agrees that Greenwood Hall makes no warranties or representations regarding the Client Support services. It is further acknowledged that Greenwood Hall shall not be responsible for enrollments or prospective enrollments that are lost, impacted, or delayed as a result of the transition of services back to Concordia and/or Client Support provided to Concordia.

a.	Greenwood Hall will send the following Concordia student information it receives to Concordia Office of Admission even after March 22, 2017:

i.	Original, official, and unofficial transcripts of prospective Concordia students (official transcripts must not be opened; they should be forwarded in sealed envelope);
ii.	Letters of recommendations;
iii.	Letters of intent;
iv.	Essays;
v.	Test Scores;
vi.	Emails or correspondence from or about students;
vii.	Other admission collateral;

5.	Payments. In consideration of the terms outlined in this Amendment, Concordia shall make payments to Greenwood Hall totaling $ 840,000 (“Total Payments”). An initial payment of $ 500,000 is due immediately upon execution of this Amendment. An additional payment of $ 240,000 is due no later than 1 March 2017 and a final payment of $ 100,000 is due no later than 24 March 2017. Concordia shall have no right to offset Total Payments due to Greenwood Hall for any reason. Any additional amounts owed to Greenwood Hall for Transitional Marketing Services shall also be due on this date and paid in addition to Total Payments.

6.	Forfeiture of Deposits, Start-Up Fees & Prior Payments. In consideration of the terms outlined in this Amendment, Concordia waives any claim or right to any and all payments already made to Greenwood Hall prior to 23 February 2017 including but not limited to start-up fees, deposits, first/last month of service fees, marketing fees, and/or fees for any other services relating to the Agreement (“Prior Payments”). This shall include any claims relative to Prior Payments and/or any right to offset Total Payments outlined in Section 5 of this Amendment.

7.	Release. With the exception of any of their respective rights and obligations created pursuant to this Amendment, upon execution of this Amendment, each party hereby mutually releases and discharges the other, its predecessors, successors and assigns and their respective officers, directors, employees, other representatives and shareholders, from any and all claims, demands, causes of action, obligations, and liabilities of every kind and nature whatsoever which each had, or claims to have had, or now has, against the other, which relates to or arises out of any agreements, transactions, events or circumstances occurring prior to the date of execution of this Amendment., It is further understood and agreed that each party hereby waives any and all rights under Section 1542 of the Civil Code of the State of California which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8.	No Admission. This Amendment does not constitute and shall not be construed as an admission of liability by either party.

9.	Confidentiality. The terms of this Amendment shall be considered “Confidential Information” as defined in Sections 1.2 and 10 of the Agreement.

10.	Ratification. The parties hereby ratify the terms of the Agreement, as amended by this Agreement, and agree that all provisions of the Agreement not specifically amended herein shall remain in effect.

11.	Entire Agreement. This Amendment contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral. Each of the parties hereto acknowledges and represents that they have not made, nor have their respective agents or attorneys made, any promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce any other party to execute this Agreement, and acknowledges and warrants that he, she, or it is not executing this Agreement in reliance on any promise, representation, or warranty not contained herein.

12.	Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.	Venue. Any claims or disputes arising from this Amendment shall be adjudicated in the Superior Court of California, Los Angeles County.

14.	Amendment. This Amendment may not be amended or modified except in writing signed by an authorized signatory of each Party.

15.	Counterparts. This Amendment may be executed in counterparts and by facsimile.

16.	Capitalized Terms. All capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREFORE, the parties have executed this Amendment to the Agreement as of the Effective Date above.

Concordia University			Greenwood Hall

By:	/s/ Mark Wahlers	By:	/s/ John Hall

Name:	Mark Wahlers	Name:	John Hall, CEO

Title:	Chief Growth Officer	Title: